Exhibit 15.3

New York Office: 805 Third Avenue New York, NY 10022 212.838-5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-203384, 333-226490 and 333-259666) and in Registration Statements on Form F-3 (No. 333-262401), of our report dated August 26, 2025, relating to the consolidated financial statements of Check-Cap Ltd. (the “Company”) appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2024. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

Yours truly,

/s/ RBSM LLP

New York, NY

August 26, 2025

New York, NY Washington DC Mumbai & Pune, India Boca Raton, FL

Houston, TX San Francisco, CA Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide